Exhibit 99.1

POORE BROTHERS ANNOUNCES HIRING OF RICHARD M. FINKBEINER
AS CHIEF FINANCIAL OFFICER

December 23, 2004 — Poore Brothers, Inc. (Nasdaq: SNAK) today announced that Richard M. Finkbeiner has been appointed Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

Mr. Finkbeiner will have a leadership role in the Company’s strategic planning, corporate governance and investor relations activities, in addition to his responsibility for the Company’s treasury, information technology, accounting, taxes, legal and risk management functions.  He will report to Tom Freeze, President and Chief Executive Officer.  He joins Poore Brothers with nearly thirty years of experience with manufacturing companies in the consumer goods industry.  This diverse industry experience includes the greeting card, photofinishing, fitness equipment, computer products, high-tech education, and photography categories for such companies as Hallmark Cards, Fox Photo, Current, NordicTrack, Leapfrog, and Concord Camera.  Mr. Finkbeiner holds an M.B.A. in Finance and Accounting, an M.S. in Applied Mathematics, a B.S. in Mathematics, and is a Certified Public Accountant.

“I am very pleased to announce the hiring of Rick Finkbeiner and to welcome him to our executive team as Chief Financial Officer,” commented Tom Freeze, President and Chief Executive Officer.  “Rick brings thirty years of financial management experience from a broad group of high-growth entrepreneurial as well as established companies.  His senior leadership, public company, and diverse business experience will be valuable additions to our team.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of  Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, President and Chief Executive Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers and key employees, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

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